Exhibit 10.17
FREEZE AMENDMENT TO THE
FIRST MIDWEST BANCORP, INC. NONQUALIFIED RETIREMENT PLAN

(As Amended and Restated Generally Effective as of January 1, 2014)

    WHEREAS, Old National Bancorp (successor by merger to First Midwest Bancorp, Inc.) (the “Company”) maintains the First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended and restated effective January 1, 2014 (the “Plan”); and

WHEREAS, on May 30, 2021, the Company entered into an Agreement and Plan of Merger with Old National Bancorp pursuant to which First Midwest Bancorp, Inc. merged with and into the Company effective as of February 15, 2022 (the “Merger”); and
WHEREAS, pursuant to Article 11 of the Plan, the Company reserved the right to amend the Plan at any time and has delegated that authority to the Talent Development and Compensation Board Committee (“Committee”); and
WHEREAS, in connection with the Merger, the Committee considered and deems it advisable to amend the Plan to (i) include terms describing eligibility from February 15, 2022 through December 31, 2022, (ii) freeze participation to only those persons who are existing participants in the Plan as of December 31, 2022, and (iii) cease all deferral and Company contributions to the Plan as of December 31, 2022 except with regard to (a) deferral elections in effect for salary and bonus amounts earned in 2022 but paid in 2023, and (b) the Annual Company Contribution Amount, Annual Company Matching Contribution Amount, and the Annual Company Profit Sharing Restoration Amount attributable to the 2022 plan year that may be credited during 2023.

NOW, THEREFORE, pursuant to the power delegated to the undersigned officer of the Company in accordance with the authorizations and directions of the Committee, the Plan is hereby amended by adding the following new paragraph immediately before Article I of the Plan:

Plan Freeze

Notwithstanding anything herein to the contrary, effective December 31, 2022, the Plan is frozen as to further participation (“Participation Freeze Date”) such that participation is limited to only those Employees who are existing Participants in the Plan as of the Participation Freeze Date, and no individual shall thereafter become eligible to participate in the Plan. Furthermore, except with regard to (a) existing Participant deferral elections in effect for Base Annual Salary and Annual Bonus amounts earned in 2022 but paid in 2023, and (b) the Annual Company Contribution Amount, Annual Company Matching Contribution Amount, and the Annual Company Profit Sharing Restoration Amount attributable to the 2022 Plan Year that may be credited during 2023, no other amounts shall be deferred or credited under the Plan after the Participation Freeze Date. Finally, for clarification purposes only, Participants who had made deferral elections for the 2022 Plan Year prior to February 15, 2022 (“Merger Date”) when First Midwest Bancorp, Inc. merged with and into Old National Bancorp shall remain Participants in the Plan for the remainder of the 2022 Plan Year regardless of their employer becoming Old National Bancorp as of the Merger Date.

IN WITNESS WHEREOF, and in accordance with the authorizations and directions of the Talent Development and Compensation Board Committee of Old National Bancorp, the foregoing Freeze Amendment to the First Midwest Bancorp, Inc. Nonqualified Retirement Plan, is hereby adopted this 16th day of August 2022 by the undersigned duly authorized officer.

OLD NATIONAL BANCORP

By:    /s/ Nicholas J. Chulos
Nicholas J. Chulos, Chief Legal Officer and Corporate Secretary